Exhibit 99.1

QTS Realty Trust, Inc.

QualityTech, LP

Unaudited Pro Forma Condensed Consolidated Statement of Operations

Throughout this report, the terms “the Company” or “QTS” refer to either QTS Realty Trust, Inc. or to QTS Realty Trust, Inc. and its operating subsidiaries collectively, as the context requires.

Set forth below is QTS’ unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2015 which reflects the acquisition of Carpathia Acquisition, Inc. (the entity, “Carpathia” and the acquisition, the “Carpathia Acquisition”) as well as certain historical transactions further described in the notes. The pro forma condensed consolidated statement of operations for the year ended December 31, 2015 gives effect to the Carpathia Acquisition and certain historical transactions as if they had occurred on January 1, 2015, including the issuance of $165 million of Class A common stock, the issuance of $203 million of Class A Common Stock and the modification of the unsecured credit facility to eliminate the credit facility secured by the Richmond property and add $200 million of term loans which also resulted in decreased interest rates.

The unaudited pro forma condensed consolidated statement of operations was prepared using the acquisition method of accounting, with QTS considered the acquirer of Carpathia. The purchase price is allocated to the underlying Carpathia tangible assets acquired and liabilities assumed, acquired intangibles are all based on current estimates of their respective fair values.

The pro forma adjustments and the purchase price allocation as presented are based on estimates and certain limited information that is currently available. Therefore, the provisional measurements of fair value reflected have not yet been finalized and are subject to change. A final determination of the fair value of Carpathia’s assets and liabilities, including intangibles, will be made within the measurement period, not to exceed one year from the acquisition date. The pro forma adjustments are preliminary and are subject to change as additional information becomes available and as additional analyses are performed. The preliminary pro forma adjustments have been made solely for the purpose of providing the unaudited pro forma condensed consolidated statement of operations presented below. QTS estimated the fair value of Carpathia’s assets and liabilities based on discussions with Carpathia’s management and preliminary valuation studies. Any increases or decreases in the fair value of relevant balance sheet amounts upon completion of the final valuations will result in adjustments to the pro forma condensed consolidated statement of operations. The final purchase price allocation may be different than that reflected in the pro forma purchase price allocation presented herein.

Assumptions and estimates underlying the unaudited adjustments to the unaudited pro forma condensed consolidated statement of operations are described in the accompanying notes. The historical consolidated statement of operations has been adjusted in the unaudited pro forma condensed consolidated statement of operations to give pro forma effect to events that are: (1) directly attributable to the Carpathia Acquisition and 2015 equity and debt transactions, (2) factually supportable, and (3) expected to have a continuing impact on the results of operations of the consolidated results of QTS. This information is presented for illustrative purposes only and is not indicative of the consolidated operating results that would have occurred if such transactions had occurred on the dates and in accordance with the assumptions described herein, nor is it indicative of future operating results.

The unaudited pro forma condensed consolidated statement of operations, although helpful in illustrating the financial characteristics of QTS under one set of assumptions, does not reflect opportunities to earn additional revenue, or other factors that may result from the Carpathia Acquisition or 2015 equity issuances and do not attempt to predict or suggest future results. The unaudited pro forma condensed consolidated statement of operations excludes the effects of costs associated with any restructuring or integration activities, because they are expected to be non-recurring. However, such costs could affect QTS following the acquisition in the period the costs are incurred or recorded. Further, the unaudited pro forma condensed consolidated statement of operations does not reflect the effect of any regulatory actions that may impact the results of QTS following the Carpathia Acquisition and 2015 equity issuances.

	QTS Historical (A)	Carpathia Transaction		2015 Equity and Debt Transactions		QTS Pro Forma

Revenues:
Rental	$230,510	$15,962	(B)	$-		$246,472
Recoveries from customers	22,581	-		-		22,581
Cloud and managed services	51,994	24,423	(B)	-		76,417
Other	5,998	704	(B)	-		6,702
Total revenues	311,083	41,089		-		352,172
Operating Expenses:
Property operating costs	104,355	18,356	(B)	-		122,711
Real estate taxes and insurance	5,869	-		-		5,869
Depreciation and amortization	85,811	12,242	(C)	-		98,053
General and administrative	67,783	8,055	(B)	-		75,838
Transaction and integration costs	11,282	(11,282	)(D)	-		-
Total operating expenses	275,100	27,371		-		302,471
Operating income	35,983	13,718		-		49,701

Other income and expenses:
Interest income	2	-		-		2
Interest expense	(21,289)	(2,985	)(E)	9,062	(H)	(15,212)
Other (expense) income, net	(468)	-		468	(I)	-
Income before taxes	14,228	10,733		9,530		34,491
Tax benefit (expense)	10,065	(3,023	)(F)	-		7,042
Loss on sale of real estate	(164)	-		-		(164)
Net income	24,129	7,710		9,530		41,369
Net income attributable to noncontrolling interests	(3,803)	(1,133	)(G)	(1,142	)(J)	(6,078)
Net income attributable to QTS Realty Trust, Inc	$20,326	$6,577		$8,388		$35,291

Net income per share attributable to common shares:
Basic	$0.54					$0.86
Diluted	0.53					0.85

Weighted average common shares outstanding:
Basic	37,568,109			3,277,397	(K)	40,845,506
Diluted	45,353,170			3,277,397	(K)	48,630,567

Pro Forma Condensed Consolidated Statement of Operations

(A)	Reflects QTS’ condensed consolidated statement of operations for the year ended December 31, 2015.

(B)	Reflects Carpathia’s condensed consolidated statement of operations for the period from January 1, 2015 through June 15, 2015.

(C)	Reflects pro forma adjustments of Carpathia’s depreciation and amortization expense assuming the acquired buildings and improvements and intangibles were recorded at their preliminary fair value on January 1, 2015.

(D)	Pro forma adjustment reflects the elimination of $4.9 million of transaction costs incurred by QTS primarily related to the Carpathia Acquisition and $6.3 million of integration costs incurred subsequent to the Carpathia Acquisition.

(E)	Reflects pro forma adjustments to interest expense to reflect approximately $289 million of borrowings necessary for the Carpathia Acquisition, and the revised capital lease interest for Carpathia Acquisition properties as if they occurred at January 1, 2015.

(F)	Reflects the application of the QTS effective tax rate for the year ended December 31, 2015 of 34.75% to Carpathia’s taxable income. This amount is then reduced by the tax benefit related to transaction and integration costs.

(G)	Reflects the share of net income attributable to the noncontrolling interest of QTS Realty Trust, Inc. resulting from the Carpathia Acquisition.

(H)	Reflects pro forma adjustments to interest expense as if the following transactions occurred at January 1, 2015:

•	March 2, 2015 equity issuance net proceeds of approximately $165 million used to reduce revolving credit facility debt outstanding;
•	June 5, 2015 equity issuance net proceeds of approximately $203 million used to reduce revolving credit facility debt outstanding;
•	modifications to QTS’ unsecured credit facility to eliminate the credit facility secured by its Richmond property (the “Richmond Credit Facility”) in 2015, with the addition of $200 million of additional term loans with decreased interest rates.

Amortization of deferred financing costs has been calculated using an approximate five year term on the term loans, an approximate four year term on the revolving credit facility and an eight year term on the senior notes. Capitalized interest has been adjusted to the weighted average interest rate considering the modifications to the credit agreement for all periods presented. The adjustments to interest expense set forth in the pro forma condensed consolidated statement of operations are based upon estimates and assumptions that QTS believes to be reasonable at this time and are subject to change in the future. Any cash retained after consideration of all the transactions was utilized to fund development in subsequent periods. The effect of an increase or decrease in interest rates of 1/8% on pro forma interest expense is $1.0 million for the year ended December 31, 2015.

(I)	Reflects the elimination of the write off of deferred finance costs related to the modifications to the credit agreements for the unsecured credit facility as they were non-recurring in nature and deemed to have occurred at January 1, 2015 for purposes of the pro forma condensed consolidated statement of operations.

(J)	Reflects the change in the share of net income attributable to the noncontrolling interest of QTS Realty Trust, Inc. resulting from the 2015 equity issuances as discussed in note (H).

(K)	Reflects the increase in QTS’ Class A common shares due to the equity issuances in 2015. The total shares outstanding are then accounted for as if they were outstanding as of January 1, 2015 and for the periods thereafter.

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